Exhibit 99.1
MAXY-G34 Patent Update
June 12, 2008
Maxygen, Inc. is a biopharmaceutical company focused on developing improved versions of protein drugs. Our lead program, MAXY-G34, is designed to be an improved version of granulocyte colony-stimulating factor (“G-CSF”) for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials.
On June 3, 2008, the United States Patent & Trademark Office (the “USPTO”) granted a U.S. patent (U.S. Patent No. 7,381,804B2) to Amgen Inc. (“Amgen”) with certain claims to G-CSF hybrid molecules. The Amgen patent granted from a string of continuation applications and will expire in 2015. Amgen may contend that the claims of this recently issued patent cover our patented MAXY-G34 product candidate. Based on our preliminary evaluation, we do not believe that the USPTO should have granted this patent because we do not believe the claims of the patent are valid. Moreover, the grant of this patent to Amgen does not affect the validity of our existing patents on our novel, proprietary G-CSF compositions.
MAXY-G34 is a pegylated variant of human G-CSF. This variant contains multiple non-naturally occurring lysines that have been introduced into alpha helices of wild type human G-CSF as PEGylation sites, and from which multiple undesired, naturally occurring lysines have been removed as compared to wild type human G-CSF to avoid PEGylation of such sites. Collectively, these changes have enabled the unique biological properties of MAXY-G34. Specifically, the amino acid sequence of MAXY-G34 differs from that of human wild type G-CSF at residues 16, 34, 40, 105 and 159. This was accomplished by removing the three lysine residues at positions 16, 34 and 40, and replacing them with arginine, and substituting two new lysine residues at positions 105 and 159. MAXY-G34 is pegylated with 5 kd mPEG SPA (succinimidyl propionate) groups at 3 amino acid residues, including PEG groups attached at the amino terminal end of the protein and at two internal lysine residues, while Neulasta has a single 20 Kd PEG group attached at the N terminal end of the wild type G-CSF protein.
To date, we have been granted four U.S. patents related to MAXY-G34. These include U.S. Patent Nos. 6,555,660B2; 6,646,110B2; 6,831,158B2; and 7,381,805B2. These patents expire on January 10, 2021 (except for 7,381,805B2, which expires on May 26, 2026). At the appropriate time, we intend to seek a patent term extension in the United States for MAXY-G34 as permitted by 35 U.S.C. §156. We have additional pending patent applications covering novel G-CSF compositions and their use in the United States, Europe, Japan and a variety of other countries. A Phase IIa clinical trial for MAXY-G34 is currently ongoing. Accordingly, all of our current activities related to MAXY-G34 are under the exemption provided under 35 USC §271(e) (the Clinical Trials Exemption) because these activities are strictly limited to obtaining information for regulatory approval.
As noted above, Amgen may contend that the claims of this recently issued patent cover our patented MAXY-G34 product candidate. While our current activities related to

MAXY-G34 are exempt from patent infringement liability because these activities are strictly limited to obtaining information for regulatory approval, if and when our MAXY-G34 related activities extend beyond those related to seeking regulatory approval, such as, for example, if and when we commercialize MAXY-G34, Amgen might then commence an infringement action against us based on this patent and/or other related patents that it may be granted in the future. If Amgen elects to sue us, we believe that we would have a viable defense to any such infringement suit and intend to vigorously defend against any such claims. However, there can be no assurance that the relevant court would find in our favor with respect to such defense. If we are unable to show that Amgen’s patent is invalid and we are unable to obtain a license from Amgen for the use of their intellectual property, this may materially impact our ability to manufacture and sell MAXY-G34.
The delay and cost to us of any patent litigation or other proceedings, such as interference proceedings, even if resolved in our favor, could be substantial. Some of our competitors, including Amgen, may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. In addition, the existence of this Amgen patent may limit our ability to enter into a partnering or other arrangement with respect to MAXY-G34. Patent litigation and other proceedings may also absorb significant management time which may materially and adversely impact our financial position and results of operations.
Forward Looking Statements: This summary contains forward-looking statements, including those relating to: our plans and strategies regarding the development of our MAXY-G34 product candidate; our views regarding the interpretation of U.S. and other applicable law relating to the development of MAXY-G34 and our views regarding the interpretation and scope of various patents issued to Amgen and other third parties; our ability to develop and commercialize our MAXY-G34 product candidate without infringing any patent owned by a third party; and whether, in any patent infringement litigation or similar legal proceeding, the development and commercialization of MAXY-G34 would be determined to infringe one or more third party patents. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth above. These risks and uncertainties include, but are not limited to: the inherent uncertainties of pharmaceutical drug development, patent interpretation and patent litigation, and the significant costs and management distraction that we would incur in the event of any patent litigation involving MAXY-G34. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2007, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from us at www.maxygen.com.